Exhibit 99.1

Dear Chairman Wang and CELM Board,

It is with regret that I would like to inform the CELM Board of my resignation from the Board on June 3, 2011, Beijing time.

My resignation is mainly because I do not agree with the approach the Company's management has taken in addressing the Malone Bailey (MB) allegation and the subsequent SEC and Nasdaq inquiries. After the dissolution of the Special Committee, commissioned by the Board to investigate the MB allegation,  and the resignation of MB, I do not feel I can help the Company as an independent director and Audit Committee Chairman.

I wish the Company, the Board and Mr Wang well in their efforts in cooperating with the SEC and Nasdaq, and in meeting US regulatory requirements.

Regards,

Tony Shen